UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 19, 2016

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (800) 483-3220	23-2990190

1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other events.

Background and Prior Disclosure

As previously disclosed in note 11, Income Taxes, to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, Exelon Corporation (Exelon), through its Commonwealth Edison Company (ComEd) subsidiary, took a position on its 1999 income tax return to defer approximately $1.2 billion of tax gain on the sale of ComEd’s fossil generating assets. The gain was deferred by reinvesting a portion of the proceeds from the sale in qualifying replacement property under the like-kind exchange provisions of the Internal Revenue Code. The like-kind exchange replacement property purchased by Exelon included interests in three municipal-owned electric generation facilities which were properly leased back to the municipalities. The Internal Revenue Service (IRS) disagreed with this position and asserted that the entire gain of approximately $1.2 billion was taxable in 1999. Exelon was unable to reach agreement with the IRS regarding the dispute over the like-kind exchange position. The IRS asserted that the Exelon purchase and leaseback transaction was substantially similar to a leasing transaction, known as a SILO, which the IRS does not respect as the acquisition of an ownership interest in property. A SILO is a “listed transaction” that the IRS has identified as a potentially abusive tax shelter under guidance issued in 2005. Accordingly, the IRS asserted that the sale of the fossil plants followed by the purchase and leaseback of the municipal owned generation facilities did not qualify as a like-kind exchange and the gain on the sale is fully subject to tax. The IRS also asserted a penalty of approximately $90 million for a substantial understatement of tax.

In accordance with applicable accounting standards, Exelon was required to assess whether it is more-likely-than-not that it will prevail in litigation. In light of the outcome of another case involving a listed transaction and Exelon’s determination that settlement was unlikely, Exelon concluded that subsequent to December 31, 2012, it was no longer more-likely-than-not that its position would be sustained. As a result, in the first quarter of 2013 Exelon recorded a non-cash charge to earnings of approximately $265 million, which represented the amount of interest expense (after-tax) and incremental state income tax expense for periods through March 31, 2013, that would be payable in the event that Exelon is unsuccessful in litigation. Of this amount, approximately $172 million was recorded at ComEd. Exelon intends to hold ComEd harmless from any unfavorable impacts of the after-tax interest amounts on ComEd’s equity. As a result, ComEd recorded on its consolidated balance sheet as of March 31, 2013, a $172 million receivable and non-cash equity contributions from Exelon. Based on applicable case law and the facts of the transaction, Exelon did not believe it was likely penalties would be assessed. Accordingly, no charge was recorded for the penalties asserted nor for after-tax interest that could be due on the asserted penalties.

On September 30, 2013, the IRS issued a notice of deficiency to Exelon for the like-kind exchange position. Exelon filed a petition on December 13, 2013, to initiate litigation in the United States Tax Court (Tax Court) and the trial took place in August of 2015. Exelon was not required to remit any part of the asserted tax or penalty in order to litigate the issue.

The September 19, 2016 Tax Court Ruling

On September 19, 2016, the Tax Court rejected Exelon’s position in the case and ruled that Exelon was not entitled to defer tax on the transaction. In addition, contrary to Exelon’s evaluation that penalties were unwarranted, the Tax Court ruled that Exelon is liable for accuracy-related penalties.

In order to appeal the adverse decision, Exelon would be required to either post a bond or pay the tax, penalties and interest for the tax years before the Court. Consistent with previous disclosure, Exelon estimates that the potential tax and after-tax interest, exclusive of penalties, that could become payable may be as much as $870 million, of which approximately $300 million would be attributable to ComEd after consideration of Exelon’s agreement to hold ComEd harmless from any unfavorable impacts of the after-tax interest amounts on ComEd’s equity, and the balance to Exelon. The $870 million above comprises $1,190 million of tax and interest that could become payable in 2016, reduced by $320 million of interest benefit that will be realized in subsequent taxable years.

In addition, if the penalty ruling stands, the amount of penalties and after-tax interest that would be due is approximately $190 million. The $190 million comprises $260 million of penalties and interest reduced by $70 million of tax benefit from interest expense that will be realized in subsequent taxable years. It is expected that Exelon’s remaining tax years affected by the litigation will be settled following a final appellate decision.

Exelon has not yet determined whether a charge to earnings for the penalties assessed is appropriate at this time. In any event, Exelon will not seek recovery from ComEd ratepayers for the effect of the penalties assessed. Exelon is still evaluating the Tax Court’s decision and considering next steps.

* * * * *

This combined Current Report on Form 8-K is being furnished separately by Exelon and ComEd (Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Registrants include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; (2) Exelon’s Second Quarter 2016 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (3) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Senior Executive Vice President and Chief Financial Officer
Exelon Corporation

COMMONWEALTH EDISON COMPANY

/s/ Joseph R. Trpik, Jr.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

September 20, 2016